Exhibit 10.8

FOURTH AMENDMENT

TO THE

1993 LONG-TERM INCENTIVE PLAN

of

FOSSIL, INC.

This Fourth Amendment to the 1993 Long-Term Incentive Plan of Fossil, Inc. (“Plan”) is hereby adopted by Fossil, Inc. (“Corporation”) on the 22 day of April, 2004.

W  I  T  N  E  S  S   E  T  H:

WHEREAS, the Corporation established the Plan as approved and ratified by stockholders effective in 1993;

WHEREAS, pursuant to Section 11 of the Plan, the Board of Directors has the right to alter, amend, or suspend certain provisions of the Plan, except that where shareholder approval is required by applicable legal requirements, such amendment may not be effective prior approval by the Corporation’s stockholders;

WHEREAS, the Board has adopted certain resolutions approving the updating of the name of the Plan, and the expansion of the class of persons entitled to receive awards under the Plan, the latter change requiring shareholder approval in order to continue to grant incentive stock options under the Plan; and

WHEREAS, the Board of Directors has authorized a proper officer of the Corporation to execute this Fourth Amendment.

NOW THEREFORE, pursuant to its authority under Section 11 of the Plan, the Corporation hereby amends the Plan as follows:

1. The name of the Plan shall be changed, effective on the date of execution of this Fourth Amendment, to read as follows:

“2004 Long-Term Incentive Plan of Fossil, Inc.”

2. Section 2 of the Plan is amended, effective on the date it is approved by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders held on or before the first anniversary of the date of this Fourth Amendment (“Shareholder Approval Date”), by deleting the existing definition of “Participant” and replacing it with the following:

“Participant” means an eligible employees of, or consultants providing services to, the Company or any of its Subsidiaries to whom an Award has been made under the Plan.”

3. Section 2 of the Plan, is amended, effective on the Shareholder Approval Date, by deleting the existing definition of “Subsidiary,” and replacing it with the following:

“Subsidiary” means any corporation of which the Company directly or indirectly owns shares representing 25% or more of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.”

4. Section 3 of the Plan is amended, effective on the Shareholder Approval Date, by deleting Section 3 in its entirety and replacing it with the following:

“Eligibility. Employees of, and consultants providing services to, the Company and its Subsidiaries eligible for an Award under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.”

5. Section 7(a) of the Plan is amended, effective on the Shareholder Approval Date, by deleting the second sentence thereof in its entirety, and replacing it with the following:

“A stock option granted to a Participant who is an employee of the Company on the date of grant may be in the form of an incentive stock option (“ISO”) which, in addition to being subject to the applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code.”

6. Section 12 of the Plan is amended, effective on the Shareholder Approval Date, by deleting the first sentence thereof and replacing it with the following:

“Upon termination of employment, or cessation of services, by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award.”

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by a duly authorized officer on the date first written above.

FOSSIL, INC.

By:	/s/ Kosta N. Kartsotis
Name:	Kosta N. Kartsotis
Title:	President and Chief Executive Officer